Exhibit (a)(1)(I)

FORM OF COMMUNICATION TO ELIGIBLE PARTICIPANTS

REJECTING THE ELECTION FORM

UNDER THE OPTION EXCHANGE PROGRAM

Date:	[•], 2006
To:	[•]
From:	Critical Path, Inc.
Re:	Rejected Election Form under Option Exchange Program

Unfortunately, your Election Form regarding our Option Exchange Program was either inaccurate, incomplete or improperly signed and was not accepted for the following reason(s): [•]. If you wish to participate in the Option Exchange Program, please complete and execute the attached Election Form and deliver it to Critical Path so that it is received before 12:00 midnight, U.S. Pacific (San Francisco) Time, on Wednesday, June 28, 2006 (or such later date as may apply if this exchange offer is extended), by one of the following means:

Via Mail or Courier

Critical Path, Inc.

2 Harrison Street, 2nd Floor

San Francisco, California 94105

Attention: Tom Quigley

Phone: (415) 541-2500

Via Facsimile

Critical Path, Inc., Tom Quigley, Fax No. (415) 541-2307

By Hand To

Tom Quigley

Via Email

optionexchange@criticalpath.net

Please ensure that you receive a confirmation of receipt from us after you submit your Election Form. If we do not receive a properly completed and signed Election Form from you before the deadline for the Option Exchange Program, all eligible options currently held by you will remain outstanding according to their existing terms.

You should direct questions about the exchange offer or requests for assistance to Critical Path, Inc., 2 Harrison Street, 2nd Floor, San Francisco, California 94105, Attention: Michael Zukerman, Phone: (415) 541-2500, Email: optionexchange@criticalpath.net. You should direct requests for additional copies of the exchange offer, the Election Form or other documents relating to this exchange offer to Critical Path, Inc., 2 Harrison Street, 2nd Floor, San Francisco, California 94105, Attention: Tom Quigley, Phone: (415) 541-2500, Email: optionexchange@criticalpath.net.